SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OMEROS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all the boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 2, 2022

Dear Fellow Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Omeros Corporation. We plan to hold an entirely virtual meeting this year via live webcast on the Internet on Friday, June 17, 2022, at 10:00 a.m. Pacific time. You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/OMER2022.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote virtually via the Internet even if you have previously submitted your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to your participation in the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2022

To our Shareholders:

We cordially invite you to the 2022 Annual Meeting of Shareholders (the 2022 Annual Meeting) of Omeros Corporation, a Washington corporation, to be held on Friday, June 17, 2022, at 10:00 a.m. Pacific time. The meeting will be held virtually via live webcast on the internet at www.virtualshareholdermeeting.com/OMER2022 for the following purposes:

(1)	to elect the two Class I director nominees named in this proxy statement to the board of directors, each to serve until the 2025 Annual Meeting of Shareholders;
(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
(3)	to transact such other business as may properly come before the 2022 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2022 Annual Meeting.

Shareholders of record at the close of business on April 14, 2022 will be entitled to vote at the 2022 Annual Meeting, or any adjournment or postponement of the meeting.

There is no physical location for the annual meeting. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/OMER2022 at the meeting date and time described in the accompanying proxy statement and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. If you plan to attend the meeting virtually via the Internet, please see “Information Concerning Proxy Solicitation, Voting and the Meeting— Attending the 2022 Annual Meeting.”

We look forward to your participation in the 2022 Annual Meeting.

Vice President, Patent General Counsel and Secretary
By Order of the Board of Directors, Peter B. Cancelmo Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2022

The proxy statement and the 2021 Annual Report to Shareholders are available at: www.proxyvote.com.

Your vote is important, and we encourage you to vote in advance of the meeting by one of the following methods to ensure that your shares are represented at the meeting.

By Internet: www.proxyvote.com	By Mail: Signing, dating and promptly mailing the proxy card	By Phone: 1-800-690-6903

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING

General Information

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2022 Annual Meeting of Shareholders (the 2022 Annual Meeting) of Omeros Corporation to be held on Friday, June 17, 2022, at 10:00 a.m. Pacific time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2022 Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2022. This proxy statement, the enclosed proxy and the 2021 Annual Report to Shareholders, which includes audited financial statements as of and for the year ended December 31, 2021, will be mailed on or about May 2, 2022 to all shareholders entitled to vote at the 2022 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 14, 2022, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2022 Annual Meeting. As of the record date, 62,730,015 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted on at the 2022 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2022 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker lacks or declines to exercise discretionary authority to vote uninstructed shares on a matter) are considered shares present at the 2022 Annual Meeting for the purpose of determining the existence of a quorum. The inspector of elections will report the number of shares represented in person or by proxy at the meeting for purposes of determining whether or not a quorum is present at the 2022 Annual Meeting.

2022 PROXY STATEMENT / 2

Board Recommendation and Meeting Agenda

Proposal	Vote Required	Board Voting Recommendation	Page Reference
Election of the two Class I directors (Proposal 1)	The two candidates for Class I director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. If votes cast against an incumbent director’s election exceed votes cast in favor of the director’s election, the director will be required to submit his resignation in accordance with our Corporate Governance Principles, as described in greater detail on page 19.	FOR EACH DIRECTOR NOMINEE	7
Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 2)	The appointment of Ernst & Young LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	42

How to Vote

Voting Before the 2022 Annual Meeting

Whether or not you plan to attend the 2022 Annual Meeting, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Prior to the 2022 Annual Meeting, shareholders may cast their vote by one of the following methods:

Going to www.proxyvote.com;	Signing, dating and promptly mailing the proxy card	Calling 1-800-690-6903

By Internet: www.proxyvote.com	By Mail: Signing, dating and promptly mailing the proxy card	By Phone: 1-800-690-6903

Voting by internet and phone are available until 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on Thursday, June 16, 2022. You will need your 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials.

If you are a beneficial shareholder (i.e., your shares are held in street name through a bank or broker), you may receive additional instructions on how to vote from the bank or broker. You may contact the bank, broker or other institution where you hold your shares if you have questions about voting or obtaining your control number.

You may also submit questions for management in advance of the 2022 Annual Meeting by visiting www.proxyvote.com and logging in with your 16-digit control number.

2022 PROXY STATEMENT / 3

Voting During the 2022 Annual Meeting

You can also attend the 2022 Annual Meeting and vote your shares during the live webcast. Even if you vote in advance of the 2022 Annual Meeting, you may still vote virtually via the Internet if you attend the meeting. See below for more details on attending the 2022 Annual Meeting.

Votes cast by proxy or directly by completing a ballot virtually at the 2022 Annual Meeting will be tabulated by representatives of Broadridge Financial Services, the inspector of elections appointed for the meeting.

Attending the 2022 Annual Meeting

Only shareholders as of the close of business on April 14, 2022 (the record date), or holders of a valid proxy for the meeting, are entitled to attend the 2022 Annual Meeting. The 2022 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively via live webcast on the Internet. No physical in-person meeting will be held.

Control Number

To access the 2022 Annual Meeting, you will need a 16-digit control number, which was included in your proxy card, notice of Internet availability of the proxy materials, or the instructions that accompanied your proxy materials. If you are a beneficial shareholder and hold your shares in street name through a bank or broker, you may contact the bank, broker or other institution where you hold your shares if you have questions about voting or obtaining your control number.

Accessing the Webcast

The online meeting will begin promptly at 10:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time and leave ample time for the check in.

Visit www.virtualshareholdermeeting.com/OMER2022 and log in using your 16-digit control number.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Submitting Questions

This year’s shareholder Q&A session will include questions submitted both live and in advance. We encourage shareholders to submit any questions in advance of the meeting by visiting www.proxyvote.com and logging in with their 16-digit control number. You may also submit questions during the 2022 Annual Meeting through www.virtualshareholdermeeting.com/OMER2022.

Revoking a Proxy

A shareholder can revoke his or her proxy before the time of voting at the 2022 Annual Meeting by any of the following:

(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	attending and voting, virtually via the Internet, during the 2022 Annual Meeting; or
(5)	notifying our corporate secretary in writing that the proxy is revoked. The revocation must be received before the start of the 2022 Annual Meeting to be effective.

2022 PROXY STATEMENT / 4

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the bank, broker or other institution where they hold their shares or by obtaining a proxy from such institution and voting virtually via the Internet at the 2022 Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions will not be counted as votes cast for or against any of the proposals. Accordingly, abstentions will not affect the determination of the directors who have received the highest number of affirmative votes or whether the votes cast in favor of Proposal 2 exceed those cast against Proposal 2.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the applicable stock exchange regulations. Uninstructed shares for which brokers or other intermediaries lack or do not exercise voting discretion are referred to as “broker non-votes.” If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposal 1 regarding the election of directors, the broker may not exercise discretion to vote on the applicable proposal. Broker non-votes will not be counted as votes cast with respect to this proposal. Brokers may exercise discretion to vote for or against Proposal 2, the ratification of the appointment of our independent registered public accounting firm in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2022 Annual Meeting.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. We also have retained Georgeson LLC for a fee of approximately $10,000, plus reimbursement of customary costs and expenses, to assist us in the solicitation of proxies.

“Householding” of Proxy Materials

A copy of our 2021 Annual Report to Shareholders, including our 2021 Annual Report on Form 10-K, accompanies this proxy statement. If you are a beneficial shareholder, the bank, broker or other institution where you hold your shares may deliver a single proxy statement and 2021 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other institution where you hold your shares. Alternatively, you may also contact our corporate secretary at (206) 676-5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to receive a separate proxy statement and 2021 Annual Report to Shareholders.

Shareholder Proposals for 2023 Annual Meeting

Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals intended for inclusion in our proxy statement for our 2023 Annual Meeting of Shareholders (the 2023 Annual Meeting) at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than January 2, 2023. However, if the date of the 2023 Annual Meeting changes by more than 30 days from the date of the 2022 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2023 Annual Meeting.

We must receive shareholder proposals submitted for consideration at the 2023 Annual Meeting, but not for inclusion in our proxy statement for the 2023 Annual Meeting under Exchange Act Rule 14a-8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than

2022 PROXY STATEMENT / 5

December 31, 2022. However, if the date of the 2023 Annual Meeting changes by more than 30 days from the date of the 2022 Annual Meeting, notice by a shareholder of such a proposal or a director nomination must be received no later than the close of business on the later of (a) 120 calendar days in advance of the 2023 Annual Meeting and (b) 10 calendar days following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

In addition, notice of any shareholder proposal or director nomination must be given in accordance with our bylaws and the applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2023 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2023 Annual Meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act.

2022 PROXY STATEMENT / 6

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, generally serving staggered three-year terms. The terms of our directors will expire as set forth in the following table:

Omeros Board of Directors	Term Expires
Class I Directors
Arnold C. Hanish	2022
Rajiv Shah, M.D.	2022
Class II Directors
Thomas J. Cable	2023
Peter A. Demopulos, M.D.	2023
Kurt Zumwalt	2023
Class III Directors
Thomas F. Bumol, Ph.D.	2024
Gregory A. Demopulos, M.D.	2024
Leroy E. Hood, M.D., Ph.D.	2024

Following the recommendation of the nominating and governance committee, our board of directors has nominated for election at the 2022 Annual Meeting our two current Class I directors, Arnold C. Hanish and Rajiv Shah, M.D. If elected, the Class I director nominees would serve until the 2025 Annual Meeting of Shareholders or, in each case, until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In addition, our corporate governance principles provide that if any of our current Class I directors do not receive more votes for than against, such director shall tender a resignation following certification of the shareholder vote. See “Corporate Governance—Voting for Directors.”

Nominees—Class I

4
ARNOLD C. HANISH Age: 74 Director Since: 2012 Committee: Audit (chair)

Arnold C. Hanish has served on our board of directors and as chair of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently serves as a member of the board of directors of Salarius Pharmaceuticals, Inc., a biotechnology company focused on cancer therapeutics, and as a member of the Deloitte and Touche Audit Quality Review Council. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish is a Certified Public Accountant and earned his B.A. in accounting from the University of Cincinnati.

Our board of directors has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, reporting to the U.S. Securities and Exchange Commission (the SEC), management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chair of our audit committee.

2022 PROXY STATEMENT / 7

RAJIV SHAH, M.D. Age: 49 Director Since: 2015 Committees: Audit, Compensation and Scientific

Rajiv Shah, M.D., has served on our board of directors since June 2015 and on our audit committee, our compensation committee and our scientific committee since December 2021, May 2022 and September 2019, respectively. Dr. Shah has served as the president of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as administrator of the United States Agency for International Development (USAID) from January 2010 to February 2015. Dr. Shah served as undersecretary and chief scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation’s efforts in global health, agriculture and financial services. Dr. Shah also serves on the board of trustees of the Rockefeller Foundation and is a distinguished fellow in residence at Georgetown University, Edmund A. Walsh School of Foreign Service. From March 2015 to June 2017, Dr. Shah served on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his M.S. in Health Economics at the Wharton School of Business and his B.S. in Economics from the University of Michigan.

Our board of directors has concluded that Dr. Shah should continue to serve on the board of directors based on his experience in government, regulatory affairs, international development and strategic partnerships, as well as his medical and scientific background.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE

Continuing Directors until the 2023 Annual Meeting

THOMAS J. CABLE Age: 82 Director Since: 1995 Committees: Audit, Compensation (chair) and Nominating and Governance (chair)

Thomas J. Cable has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable was appointed chair of our compensation committee in May 2022 and has served as chair of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early-stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University.

Mr. Cable’s qualifications to serve on the board of directors are based on his knowledge and experience in finance, investment banking, technology development and product commercialization, as well as his knowledge of Omeros and our industry.

2022 PROXY STATEMENT / 8

PETER A. DEMOPULOS, M.D. Age: 68 Director Since: 1995 Committees: Scientific

Peter A. Demopulos, M.D., has served on our board of directors since January 1995 and on our scientific committee since September 2019. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He also participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors are based on his medical and scientific expertise, his experience as a clinical investigator and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

KURT ZUMWALT Age: 53 Director Since: 2020 Committees: None

Kurt Zumwalt has served on our board of directors since February 2020. Mr. Zumwalt served as treasurer at Amazon.com, Inc. from 2014 until August 2019, where he led global cash and portfolio management, debt financing, foreign exchange, insurance and treasury-related technology infrastructure. Prior to joining Amazon.com as assistant treasurer in 2004, he served in various financial and treasury roles at PACCAR, ProBusiness Services, Wind River Systems and Intel Corporation. He also serves on the board of directors of Ranpak Holdings Corp., a manufacturer of sustainable packaging, as well as the United States Tennis Association and of the USTA Foundation. Mr. Zumwalt received a B.A. in economics and political science from the University of Pennsylvania and an M.B.A. in finance and accounting from the University of Washington.

Mr. Zumwalt’s qualifications to serve on the board of directors are based on his expertise and relationships in finance, business and banking.

2022 PROXY STATEMENT / 9

Continuing Directors until the 2024 Annual Meeting

81
THOMAS F. BUMOL, Ph.D. Age: 68 Director Since: 2019 Committees: Scientific (chair)

Thomas F. Bumol, Ph.D., has served on our board of directors since February 2019 and as chair of our scientific committee since September 2019. Dr. Bumol is executive director of the Allen Institute for Immunology in Seattle, Washington, a position he assumed in March 2018. Dr. Bumol joined the Allen Institute following a 35-year career at Eli Lilly and Company. Dr. Bumol held various positions at Eli Lilly from 1982 until his retirement in December 2017. He was most recently the senior vice president of biotechnology and immunology research and the site head of Eli Lilly’s Biotechnology Center in San Diego, California. While at Eli Lilly, Dr. Bumol’s teams and collaborators advanced over 100 molecules into clinical development, including TRULICITY® (dulaglutide), TALTZ®(ixekizumab), EMGALITY® (galcanezumab) and mirikizumab. Through strategic alliances, he and his teams also helped develop and support REOPRO® (abciximab) with Centocor Inc. (n/k/a Janssen Pharmaceutical Cos.) as well as OLUMIANT® (baricitinib) with Incyte Corporation. He serves on the University of Michigan Technology Transfer National Advisory Board, on the Board of Directors of PanTheryx, a biotechnology company, and as an advisor to Lilly Ventures. Dr. Bumol earned his B.S. degree in microbiology from the University of Michigan and his Ph.D. in microbiology-immunology from the University of Minnesota. He completed postdoctoral studies through a fellowship in the Department of Molecular Immunology at Scripps Research in La Jolla, California.

Dr. Bumol’s qualifications to serve on the board of directors are based on his scientific expertise in drug discovery and development and experience in strategic partnering and other collaborations within the life sciences and pharmaceutical industries.

GREGORY A. DEMOPULOS, M.D. Age: 63 Director Since: 1994 Committees: None

Gregory A. Demopulos, M.D., founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. Dr. Demopulos received his M.D. from Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors are based on his position and experience as our president and chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

2022 PROXY STATEMENT / 10

LEROY E. HOOD, M.D., Ph.D. Age: 83 Director Since: 2001 Committees: Compensation, Nominating and Governance, and Scientific

Leroy E. Hood, M.D., Ph.D., has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009, on our compensation committee since July 2011 and on our scientific committee since September 2019. Dr. Hood is chief strategy officer and professor at the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology. Dr. Hood co-founded the Institute for Systems Biology in 2000 and served as its first president through December 2017. Dr. Hood is the founding chief executive officer of Phenome Health, a non-profit organization created in 2021 to advance a science and data-driven approach to optimize the brain and body health of individuals. Previously, Dr. Hood served as senior vice president and chief science officer of Providence St. Joseph Health, a multi-state, not-for-profit health system, from 2016 to 2021. Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine.

Dr. Hood’s qualifications to serve on the board of directors are based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

2022 PROXY STATEMENT / 11

CORPORATE GOVERNANCE

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

●	serve as chairman of meetings of the board of directors at which the chairman of the board of directors is not present, such as executive sessions of the non-executive directors;
●	call meetings of the independent and/or non-management directors as he deems appropriate;
●	serve as the principal liaison on board-wide issues between the chairman of the board of the board of directors and the non-executive directors; and
●	coordinate the activities of the non-executive directors as he deems appropriate.

Under our corporate governance principals, the board of directors has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of chairman of the board of directors and principal executive officer to be separate or combined.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the independent committees of our board of directors, our board of directors has determined that combining the roles of principal executive officer and chairman of the board of directors and appointing a separate lead independent director is the appropriate board leadership structure for us and our shareholders at this time because it promotes unified leadership and allows for a single, clear focus for management to execute the company’s strategy and business plans, while at the same time maintaining a leadership structure for the company’s independent directors.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities, including risk management. The board of directors is supported by its committees in fulfillment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

As part of its overall oversight of risk management, the audit committee of the board of directors oversees management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the audit committee. These reports to the audit committee address the threat environment, vulnerability assessments and management’s efforts to monitor, detect and prevent cyber threats.

Director Independence

Our board of directors has determined that Dr. Bumol, Mr. Cable, Mr. Hanish, Dr. Hood, Dr. Shah and Mr. Zumwalt each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market LLC (Nasdaq), as well as applicable rules promulgated by the SEC. Our board of directors previously determined that, prior to his retirement from the board of directors in October 2021, Ray Aspiri was also an independent director under applicable listing standards of Nasdaq, as well as applicable rules promulgated by the SEC. The board of directors has determined that Gregory A. Demopulos and Peter A. Demopulos are not independent.

2022 PROXY STATEMENT / 12

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of 10 meetings during 2021. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served during 2021.

We encourage, but do not require, our board members to attend our annual meeting of shareholders. Eight of the nine directors then serving on our board of directors attended our 2021 Annual Meeting of Shareholders.

Whistleblower Policy

We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.

Corporate Governance Documents

Please visit our investor relations website at investor.omeros.com, under “Governance—Highlights,” for additional information on our corporate governance including:

●	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
●	our code of business conduct and ethics;
●	our corporate governance principles, which includes policies on shareholder communications with the board of directors, majority voting for director nominees, director attendance at our annual meetings and succession planning; and
●	our lead independent director charter.

In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event. Our website and the information contained on, or that can be accessed through, our website are not a part of this proxy statement.

Committees of the Board of Directors

Our board of directors has standing audit, compensation, nominating and governance, and scientific committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Scientific Committee
Thomas F. Bumol, Ph.D.
Thomas J. Cable
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish
Leroy E. Hood, M.D., Ph.D.
Rajiv Shah, M.D.
Kurt Zumwalt

Chair	Member

Ray Aspiri served as the chair of the compensation committee and a member of the audit and nominating and governance committees prior to his retirement from our board of directors in October 2021.

2022 PROXY STATEMENT / 13

Audit Committee

Committee Members • Arnold C. Hanish * † • Thomas J. Cable • Rajiv Shah, M.D. * Chair † Audit Committee Financial Expert

Responsibilities:

Under its charter, the audit committee is responsible for, among other things:

•

selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•

evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•

monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•

reviewing the adequacy and effectiveness of our internal controls (including, but not limited to, cyber and information technology security and controls);

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

reviewing and approving, in advance, any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•

preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

The audit committee met six times in 2021.

Our board of directors has determined that each member of our audit committee meets, and that Mr. Aspiri met, Nasdaq and SEC requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules.

2022 PROXY STATEMENT / 14

Compensation Committee

Committee Members • Thomas J. Cable * • Leroy E. Hood, M.D., Ph.D. • Rajiv Shah, M.D. * Chair

Responsibilities:

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•

evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•

evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•

administering our equity incentive plans;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•

preparing the compensation committee report that the SEC requires in our annual proxy statement.

The compensation committee met five times in 2021.

Our board of directors has determined that each member of our compensation committee meets, and that Mr. Aspiri met, Nasdaq requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 of the Exchange Act.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee has also delegated to our chief executive officer (CEO) the authority to grant employee stock options or other equity-based awards to employees of the company or any subsidiary of the company who are not directors or executive officers of the company, under certain terms and subject to certain limitations specified by the compensation committee.

Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Cable and Dr. Hood served on our compensation committee, and Mr. Aspiri served as chair of our compensation committee until his retirement in October 2021. During 2021, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2022 PROXY STATEMENT / 15

Nominating and Governance Committee

Committee Members • Thomas J. Cable * • Leroy E. Hood, M.D., Ph.D. * Chair

Responsibilities:

Under its charter, the nominating and governance committee is responsible for, among other things:

•

assisting the board of directors in identifying prospective director nominees and recommending director nominees to our board of directors for each annual meeting of shareholders;

•

evaluating nominations by shareholders of candidates for election to our board of directors;

•

recommending governance principles to our board of directors;

•

overseeing the evaluation of our board of directors;

•

reviewing shareholder proposals for our annual meetings;

•

evaluating proposed changes to our charter documents;

•

reviewing and assessing our senior management succession plan; and

•

recommending to our board of directors the members for each board committee.

The nominating and governance committee met once in 2021.

Our board of directors has determined that each member of our nominating and governance committee meets, and that Mr. Aspiri met, Nasdaq requirements for independence.

Scientific Committee

Committee Members • Thomas F. Bumol, Ph.D. * • Peter A. Demopulos, M.D. • Leroy E. Hood, M.D., Ph.D. • Rajiv Shah, M.D. * Chair

Responsibilities:

Under its charter, the scientific committee is responsible for, among other things:

•

reviewing, evaluating and advising the board on our research and development pipeline;

•

identifying and evaluating scientific, medical and technological trends and developments relevant to our research and development programs;

•

recommending approaches to building, acquiring and maintaining technology positions;

•

assisting our board of directors with its oversight responsibility for enterprise risk management related to our research and development; and

•

evaluating and monitoring our compliance with industry standards for scientific integrity in the conduct of research and development.

2022 PROXY STATEMENT / 16

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our amended and restated articles of incorporation, amended and restated bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, description of all arrangements and understandings between the shareholder and the nominee, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board of directors at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2023 Annual Meeting.” Any vacancies on the board of directors occurring between our annual meetings of shareholders may be filled by persons elected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications and Board Diversity

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. The committee also considers the composition of the board and director succession plans on an ongoing basis. In director succession planning, the nominating and governance committee and the board of directors take into account, among other things, the needs of the board of directors and the company with a view to achieving a balance of knowledge, skills, experience and other attributes that would be beneficial to the oversight role of the board of directors.

In addition, our corporate governance principles provide that the nominating and governance committee will consider, in identifying and evaluating potential director candidates, the issue of board diversity including gender, ethnicity, background, professional experience and perspective and that, if the nominating and governance committee engages a director search firm or other professional to assist it in identifying director nominees, the committee will refer such firm or other professional to this diversity policy and advise that candidates who would contribute to board diversity should be identified among the candidates under consideration. In 2020, the nominating and governance committee engaged Korn Ferry, an executive search firm, to assist in identifying director nominees, particularly candidates who would contribute to board diversity. Throughout 2021, our nominating and governance committee continued to work with Korn Ferry and other sources to identify and interview potential director candidates. Our board of directors is currently in the process of interviewing candidates who would add to the diversity and experience of our board of directors and intends to appoint a new director who is female during 2022.

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board

2022 PROXY STATEMENT / 17

to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity with respect to gender, race, ethnicity, background, professional experience and perspective, teamwork, familiarity with the pharmaceutical and biotechnology industry, age, area of expertise, corporate experience, length of service and other commitments, as well as a commitment to the long-term interests of Omeros and its shareholders. The nominating and governance committee will evaluate these factors, among others, and does not assign any particular weight or priority to any of these factors. The nominating and governance committee will consider each individual candidate in the context of the current perceived needs of the board of directors as a whole. While the board of directors has not established specific minimum qualifications for director candidates, the board of directors believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.

We have not established term limits or mandatory retirement policies for directors. As stated in our Corporate Governance Guidelines, our board of directors believes that directors who have served on the board for an extended period of time can provide valuable insight into the company and its operations based on their experience with and understanding of the company’s history, policies, programs and objectives. Similarly, we believe that the ability of a director to contribute to our board of directors and add value to the company is not dependent on age and that a mandatory retirement age may cause us to lose the contribution of directors who have significant experience and/or insight into our company, industry and areas of scientific focus.

The table below provides certain information regarding the composition of our board of directors as of the date of this proxy statement, as self-disclosed by our directors. Each of the categories listed in the below table has the meaning as used in Nasdaq Rule 5605(f).

Board Diversity Matrix
Total Number of Directors = 8
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	—	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

2022 PROXY STATEMENT / 18

Voting for Directors

Our corporate governance principles provide that in an uncontested election, if the number of votes cast for the incumbent nominee’s election does not exceed the number of votes cast against the incumbent nominee’s election, the incumbent nominee shall tender a resignation promptly following certification of the shareholder vote. Abstentions and broker non-votes will not be counted as votes cast for or against the incumbent nominee. The nominating and governance committee will consider the resignation offer and recommend to the board of directors whether to accept it. Our board of directors, including a majority of the independent directors, will act on the nominating and governance committee’s recommendation within 90 days following certification of the results of the annual meeting of shareholders. If our board of directors decides not to accept the director’s resignation, we will disclose the board’s decision on a Current Report on Form 8-K filed with the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with our directors. Communications may be addressed to the entire board of directors, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the board of directors, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the address below:

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119 Attn: The Board of Directors c/o Office of the General Counsel

2022 PROXY STATEMENT / 19

NON-EMPLOYEE DIRECTOR COMPENSATION

To attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board of directors expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and incidental expenses incurred in the performance of their services for us. Director compensation is reviewed periodically by the compensation committee with input from the compensation committee’s independent third-party consultant, Compensia, Inc. (Compensia), a national compensation consulting firm providing executive compensation advisory services. Our non-employee director compensation policy was updated by the board of directors in 2020 and reflect the recommendation of the compensation committee and advice from Compensia to bring the total compensation of non-employee directors to approximately the median of our peers.

The non-employee director compensation policy provides that a non-employee director is automatically granted an option to purchase 15,000 shares of our common stock upon his or her initial appointment or election to the board of directors, subject to vesting in equal annual installments over a three-year period beginning on the date the director took office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the annual meeting is automatically granted an option to purchase 7,500 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service as a director through the applicable vesting dates.

Under our policy, each non-employee director receives an annual cash retainer of $40,000 for service on the board of directors, plus additional fees for committee service, as applicable. Committee fees are $7,500, $5,000, $4,000 and $4,000 per year for services as a non-chair member of the audit, compensation, nominating and governance, and scientific committees, respectively, while fees for the chairs of those committees are $15,000, $10,000, $7,500 and $7,500 per year, respectively. In addition, our lead independent director receives an annual retainer of $10,000 for his service in such capacity. Director fees are paid on a quarterly basis as earned on a prorated basis.

2021 Non-Employee Director Compensation

The following table shows the compensation of each person who served as a non-employee director during the fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri(3)	46,125	79,026	125,151
Thomas F. Bumol, Ph.D.	47,500	79,026	126,526
Thomas J. Cable	70,000	79,026	149,026
Peter A. Demopulos, M.D.	44,000	79,026	123,026
Arnold C. Hanish	55,000	79,026	134,026
Leroy E. Hood, M.D., Ph.D.	53,000	79,026	132,026
Rajiv Shah, M.D.	44,000	79,026	123,026
Kurt Zumwalt	40,000	79,026	119,026
(1)	The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2021 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)	As of December 31, 2021, Dr. Bumol, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood, Dr. Shah and Mr. Zumwalt held options to purchase 30,000, 67,500, 62,500, 67,500, 67,500, 62,500 and 34,250 shares of our common stock, respectively.
(3)	Mr. Aspiri retired from our board of directors on October 14, 2021. As of December 31, 2021, Mr. Aspiri held options to purchase 55,000 shares of our common stock, which will be exercisable until October 14, 2022.

2022 PROXY STATEMENT / 20

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who were our only executive officers during 2021:

•     GREGORY A. DEMOPULOS, M.D., our president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;

•     MICHAEL A. JACOBSEN, our vice president, finance, chief accounting officer and treasurer, who is referred to as our PFO; and

•     PETER B. CANCELMO, J.D., our vice president, general counsel and secretary.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

EXECUTIVE SUMMARY

Business Highlights

During 2021, we made significant progress in our commercial, clinical, and preclinical programs. These advances included the items listed below.

OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3%

In December 2021, we completed the strategic divestiture of our FDA-approved commercial ophthalmology product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3% to Rayner Surgical. As part of the transaction, we received approximately $165 million in cash, inclusive of retained accounts receivable outstanding at closing. We are also eligible to receive an additional $200 million commercial milestone payment as well as royalties of 30-50 percent on net sales of OMIDRIA in the U.S. and 15 percent on net sales abroad. Prior to the sale of OMIDRIA to Rayner Surgical, we continued to increase sales of OMIDRIA and grow our customer base throughout 2021, particularly among ambulatory surgical centers (ASCs). In November 2021, the Centers for Medicare & Medicaid Services (CMS) reconfirmed that OMIDRIA qualifies during calendar year 2022 for separate payment when used on Medicare Part B patients in ASCs.

MASP-2 inhibitor narsoplimab (OMS721)	We are advancing clinical programs for our lead MASP-2 inhibitor narsoplimab (formerly referred to as OMS721) in the indications listed below. 2021 highlights in our narsoplimab program included:

2022 PROXY STATEMENT / 21

Hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA)

In January 2021 our biologics license application (BLA) for narsoplimab for the treatment of HSCT-TMA was accepted for filing and granted priority review by FDA. We continued to engage with FDA regarding the BLA following the issuance by FDA in October 2021 of a complete response letter, which expressed difficulty in estimating the treatment effect of narsoplimab in HSCT-TMA and asserted that additional information will be needed to support regulatory approval. We remain confident in the strength of the data from our pivotal trial and in our ability to secure regulatory approval for narsoplimab in HSCT-TMA. Launching the drug commercially as quickly as possible remains our primary focus.

Throughout 2021, we continued to refine our plans and preparations for the anticipated commercial launch of narsoplimab. Our field team has developed center-specific account profiles for the top transplant institutions designed to ensure rapid access to narsoplimab post-approval. We also secured approval from the Centers for Disease Control and Prevention (CDC) of an International Classification of Diseases (ICD-10) diagnosis code for HSCT-TMA, which will assist in the accurate tracking of the incidence of HSCT-TMA and the clinical outcomes of these patients. We also secured approval from CMS of two new ICD-10-PCS codes for the administration of narsoplimab. These administration codes will be essential to facilitating billing and reimbursement of the drug, and for tracking utilization. Additionally, we have continued to engage with the transplant community through disease education activities and a significant presence at medical congresses internationally.

Immunoglobulin A (IgA) nephropathy

During 2021 we made significant progress in enrolling patients in our Phase 3 clinical trial evaluating narsoplimab in patients with IgA nephropathy internationally. Despite obstacles presented by continued travel restrictions and other pandemic-related challenges the pace of site activations and patient enrollment accelerated significantly compared to the prior year. We also identified nearly 70 potential investigational sites in China and made substantial progress in completing the regulatory applications required to begin recruiting patients there, which were submitted to the Chinese regulatory authorities in early 2022.

In November, we reported the results of long-term follow-up of IgA nephropathy patients treated with narsoplimab in our Phase 2 clinical trial. In long-term follow-up (out to 35 months), the majority of these patients showed stabilization or improvement in estimated glomerular filtration rate (eGFR). This is the first time that sustained stabilization, let alone improvement, of eGFR through long-term follow-up has been reported for any agent marketed or in development for IgA nephropathy.

2022 PROXY STATEMENT / 22

COVID-19

During 2021 the I-SPY COVID-19 platform trial sponsored by Quantum Leap Healthcare Collaborative initiated a study arm to evaluate narsoplimab as a potential treatment for critically ill COVID-19 patients. Narsoplimab was the only complement inhibitor included in the I-SPY COVID-19 platform trial, which uses a platform trial design to simultaneously evaluate multiple agents as potential therapeutics for COVID-19. Treatment of patients in the narsoplimab arm of the platform trial has concluded and the trial data are being analyzed.

Additionally, following the first cohort of six severe COVID-19 patients treated with narsoplimab under compassionate use in Bergamo, Italy, a second cohort of 10 Bergamo patients with severe COVID-19 were similarly treated with narsoplimab. These patients were treated between October 2020 and October 2021 during the “second surge” of COVID-19 in Italy. Results of narsoplimab treatment of these patients were consistent with the favorable outcomes observed with the initial cohort of COVID-19 patients treated at the outset of the pandemic in spring 2020.

MASP-3(OMS906)

We completed dosing in a Phase 1 single-ascending dose study of OMS906, our MASP-3 antibody targeting the alternative pathway of complement, in healthy subjects. Preliminary data showed high-level suppression of alternative pathway activity, favorable pharmacokinetics, and a good safety profile. We also initiated work on a planned Phase 1b trial in patients with paroxysmal nocturnal hemoglobinuria (PNH).

MASP-2/MASP-3 Lifecycle Development

We continued to make progress on bringing OMS1029, our long-acting second-generation MASP-2 antibody, to the clinic. In 2021, we completed first-in-human-enabling toxicology studies without any safety signal of concern.

We are also continuing efforts to develop a small-molecule inhibitor of MASP-2 designed for oral administration, as well as small-molecule inhibitors of MASP-3 and bispecific small- and large-molecule inhibitors of MASP-2/-3.

GPR174

We have continued to focus on GPR174, one of the 54 orphan G protein-coupled receptors (GPCRs) that we have unlocked in our GPCR program. Our data show that GPR174 controls a major pathway in cancer and suggests a potential new approach to cancer immunotherapy that targets inhibition of GPR174 as a means to significantly improve the tumor-killing effects of other cancer therapies, including adenosine pathway inhibitors and checkpoint inhibitors. Development efforts are directed to both small molecule and antibody inhibitors of GPR174 with the goal of moving compounds into human trials.

Chimeric Antigen Receptor (CAR) T-Cell and Adoptive T-Cell Therapies

Within our immune-oncology portfolio we advanced discovery efforts focused on methods to address current shortcomings in CAR-T and adoptive T-cell therapies. In 2021, we validated our approach in an aggressive mouse tumor model and continued to build a broad and exclusive intellectual property position around our novel platform.

Significant Executive Compensation Actions

We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. We generally make adjustments to the compensation of our named executive officers on an annual basis in connection with approval of compensation adjustments for all eligible employees, although, in historical periods,

2022 PROXY STATEMENT / 23

compensation adjustments or the timing thereof have been affected by the availability of cash, the need to preserve capital or the achievement of significant corporate objectives.

In 2021, our compensation committee approved:

●	base salary adjustments and stock option awards for all eligible employees, including our named executive officers, considering market competitiveness along with company and individual performance in 2020;
●	cash bonuses for all eligible employees, including our named executive officers on the basis of company and individual performance in 2020.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on the creation of long-term shareholder value and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

•     provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills needed to manage the growth of our company and lead us to the next stage of development;

•     establish a clear alignment between the interests of our executives and the interests of our shareholders;

•     reinforce a culture of ownership, excellence and urgency; and

•     create a direct and meaningful link between company business results, individual performance and compensation.

EXECUTIVE COMPENSATION-SETTING PROCESS

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, its independent compensation consultant, reviews our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews data compiled by Compensia and our senior management and, after discussion with Compensia, makes recommendations to the compensation committee regarding the compensation of our

2022 PROXY STATEMENT / 24

executive officers and significant employees. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed. While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider factors and information other than our CEO’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the discharge of its responsibilities. The compensation committee has engaged Compensia to assist it from time to time in assessing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee and provided certain advisory services to the compensation committee in 2021. Our compensation committee has evaluated Compensia’s independence using the factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia in 2021 does not give rise to any conflict of interest.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to executive compensation data compiled from a peer group of comparable companies in our industry.

With Compensia’s assistance, our compensation committee developed this group (the Peer Group) in 2021 and used Peer Group data in connection with compensation decisions in 2021. Peer companies were selected for the Peer Group based on their comparability to Omeros in terms of stage of development, depth and diversity of pipeline programs, and revenue and market capitalization. The Peer Group is comprised of the following companies:

•    Aerie Pharmaceuticals, Inc.

•    Agios Pharmaceuticals, Inc.

•    ACADIA Pharmaceuticals, Inc.

•    Amicus Therapeutics, Inc.

•    Collegium Pharmaceutical, Inc.

•    Corcept Therapeutics Incorporated

•    Epizyme, Inc.

•    Esperion Therapeutics, Inc.

•    Global Blood Therapeutics, Inc.

•    MacroGenics, Inc.

•    Pacira BioSciences, Inc.

•    PTC Therapeutics, Inc.

•    Radius Health, Inc.

•    Supernus Pharmaceuticals, Inc.

•    Vanda Pharmaceuticals, Inc.

•    Zogenix, Inc.(1)

(1)	Zogenix was acquired by UCB S.A. in March 2022.

Our compensation committee may also refer to commercially available compensation survey data for relevant markets in connection with its compensation decisions.

Most Recent “Say-on-Pay” Vote

We conducted our most recent non-binding advisory shareholder vote (a so-called “say-on-pay” vote) on the compensation of our named executive officers at our 2020 Annual Meeting of Shareholders. At that meeting, over 95% of the votes cast were voted in favor of our executive compensation policies and practices, as disclosed in the proxy statement for the meeting. In retaining our general approach to executive compensation, our compensation committee is mindful of the support our shareholders have expressed for our compensation policies and practices when evaluating our executive compensation program, policies and practices.

We expect to conduct our next say-on-pay vote and the next vote on the frequency of future say-on-pay votes at the 2023 Annual Meeting of Shareholders.

2022 PROXY STATEMENT / 25

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

The following is a summary of our total compensation program for the named executive officers for 2021.

Component	Objective and Basis	Form
Base Salary	Used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers.	Cash
Annual Bonus

Provide incentives for our named executive officers and other employees to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the year to reflect any changes in our operating plans and strategy.

Cash and/or additional equity awards
Equity Compensation

Provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our named executive officers, and other key employees, with those of our shareholders.

Stock Options
Retirement or Other Benefits

Establish a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

401 (k) plan; medical, dental, and vision benefits; dependent care spending accounts; disability insurance; and accidental death and basic life insurance.
Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes.

Limited (see “Perquisites and Other Personal Benefits” for more information)

The following is a description of each component of our executive compensation program, the rationale for each component and how awards were determined in 2021.

Base Salary

The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contributions to Omeros, his or her knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our senior management team.

In 2021, the compensation committee increased the base salaries of Dr. Demopulos, Mr. Jacobsen and Mr. Cancelmo after reviewing competitive market data as well as Peer Group data and considering the performance of our named executive officers and the company. The base salary increases were effective April 1, 2021. The new base salary rates for our named executive officers, following the salary increases, were as follows:

2022 PROXY STATEMENT / 26

Named Executive Officer	Adjusted 2021 Base Salary
Gregory A. Demopulos, M.D.	$856,337
Michael A. Jacobsen	$405,600
Peter B. Cancelmo, J.D.	$388,800

Annual Bonuses

Our compensation committee has the authority and discretion to award annual bonuses to our named executive officers. We believe bonuses provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives.

With respect to our payment of bonuses, the compensation committee generally establishes a target bonus amount for each named executive officer. This amount is calculated as a percentage of the named executive officer’s base salary and can range from 25% to 100% for an individual performance year. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives at the companies in the Peer Group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which these bonuses are actually paid is determined at the discretion of the compensation committee based primarily upon an assessment of our achievement of the corporate performance objectives for the year, with consideration also being given to an assessment of each named executive officer’s individual performance and contribution to the achievement of our corporate performance objectives.

Preliminary performance objectives are established by the board of directors, with input from our named executive officers and other members of senior management, as corporate goals that reflect our business priorities for the year and may be weighted by relative importance. For each performance year, the compensation committee, in consultation with the board of directors, reviews the corporate performance objectives and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of named executive officer compensation. The objectives and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual bonus awards upwards for exceptional performance and to otherwise adjust bonus awards upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

Corporate performance factors established in connection with compensation decisions for the 2020 performance year included objectives related to:

●	securing continued separate payment for OMIDRIA;
●	expanding utilization of OMIDRIA;
●	completing the rolling BLA submission for narsoplimab in HSCT-TMA;
●	advancing readiness for commercial launch of narsoplimab in HSCT-TMA;
●	advancing clinical evaluation of narsoplimab as a potential treatment for COVID-19;
●	initiating a Phase 1 clinical trial in OMS906;
●	financing and liquidity management objectives; and
●	other strategic objectives.

In June 2021, our board of directors determined that 100% of the corporate performance objectives for 2020 had been met. In the following month, the compensation committee approved cash bonuses equal to 100% of the target amount for Mr. Jacobsen and Mr. Cancelmo. Mr. Jacobsen and Mr. Cancelmo’s target bonus amounts were 25% of their respective 2020 base salaries, resulting in cash bonus payments of $97,000 for Mr. Jacobsen and $90,000 for Mr. Cancelmo. In recognition of Dr. Demopulos’ leadership role in the achievement of the corporate performance

2022 PROXY STATEMENT / 27

objectives in 2020, particularly with respect to securing continued separate payment for OMIDRIA, as well as achieving identified regulatory, financial and clinical objectives, the compensation committee approved a cash bonus payment to Dr. Demopulos of $875,000.

Bonuses to our eligible employees, including our named executive officers, for the 2021 performance year have not yet been determined. We expect that such bonuses will be based on the level of achievement of corporate performance objectives established in 2021 and the compensation committee’s discretion. Corporate objectives established for the 2021 performance year included, among other things, obtaining FDA approval for and launching narsoplimab for HSCT-TMA, advancing clinical and pre-clinical development programs, maintaining a sufficient cash position, maintaining separate payment status for OMIDRIA and growing OMIDRIA revenues.

Equity Compensation

Historically, we have not applied a specific formula to determine the size of the equity awards that are granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, Peer Group data compiled by Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with data received from Compensia and, with respect to Mr. Jacobsen and Mr. Cancelmo, input from the CEO, determines the size of each award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation committee has historically granted equity awards to our named executive officers in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.

The compensation committee grants stock option awards on an annual basis. In July 2021, the compensation committee granted stock option awards to our employees, including our named executive officers. In determining the size of the stock option awards for the named executive officers, the compensation committee considered their individual performance and corporate milestones achieved in 2020, discussed above, as well as internal equity and related factors.

Historically, stock option awards granted by our compensation committee in connection with annual performance reviews vest in equal monthly installments over a four-year period. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day prior to the date of grant.

The stock option awards granted to our named executive officers in July 2021 have an exercise price of $14.99 per share and vest in equal monthly installments over a four-year period commencing April 1, 2021. The stock option awards granted to our named executive officers in 2021 were as follows:

Number of Shares of Common Stock
Underlying Stock Option Awards
Named Executive Officer	Granted in 2021
Gregory A. Demopulos, M.D.	550,000
Michael A. Jacobsen	75,000
Peter B. Cancelmo, J.D.	75,000

Retirement and Other benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to

2022 PROXY STATEMENT / 28

make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $19,500 in 2021, or $26,000 if over age 50). We have an annual matching program based on salary deferral contributions made by participants in the plan. The company contribution is a match of the amount participants contribute to the plan, up to 4% of their eligible earnings or a maximum employer match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the Code), so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. Pursuant to the terms of his employment agreement, we pay certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine, as well as parking expenses and business-related information technology expenses. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, by providing him with insight in determining the strategic direction of the company and our specific drug development programs as well as establishing relationships with key medical opinion leaders.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Our named executive officers are not eligible to receive any tax “gross-ups” or other tax reimbursement payments.

Employment Agreement and Post-Employment Compensation

Except for our CEO, we do not have employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see “Employment Agreement with Gregory A. Demopulos, M.D.” below in this proxy statement. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company.

As part of his compensation package, the CEO’s employment agreement includes certain severance obligations and other provisions that apply in the event of termination of his employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these provisions were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company and were developed based on negotiations with our CEO. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. For a summary of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with accelerated vesting benefits for their equity awards in the event of a change in control of the company. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control of

2022 PROXY STATEMENT / 29

our company on their employment status. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

HEDGING AND PLEDGING POLICY

Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities with respect to our securities, with the exception of stock options and other securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors. As permitted by our insider trading policy, the disinterested members of our board of directors have approved an exception to this policy to permit our CEO and The Demopulos Family Trust to pledge certain shares of Omeros common stock as collateral under certain credit arrangements.

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that enables us to attract, retain and motivate highly qualified and talented executive officers. Accordingly, while the compensation committee considers all cost elements of our executive compensation programs, the compensation committee may, in its judgment, authorize compensation payments that exceed the $1.0 million limit on deductible compensation under Section 162(m) of the Code when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for our executive officers during 2021, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

2022 PROXY STATEMENT / 30

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE Thomas J. Cable, Chair Leroy E. Hood, M.D., Ph.D. Rajiv Shah, M.D.

2022 PROXY STATEMENT / 31

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2021, 2020 and 2019.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)
Gregory A. Demopulos, M.D.	2021	848,103	875,000	5,670,963	—	21,609	7,415,675
President, Chief Executive Officer	2020	817,405	1,400,000	3,537,090	—	20,654	5,775,149
and Chairman of the Board	2019	793,597	—	4,011,320	—	20,217	4,825,134
Michael A. Jacobsen	2021	401,700	97,000	773,313	—	6,625	1,278,638
Vice President, Finance, Chief	2020	384,016	153,178	550,214	—	6,555	1,093,964
Accounting Officer and Treasurer	2019	363,398	—	613,496	—	6,556	983,450
Peter B. Cancelmo, J.D.	2021	381,600	90,000	773,313	—	6,594	1,251,507
Vice President, General Counsel	2020	345,000	57,500	534,612	—	6,607	943,719
and Secretary	2019	287,500	15,000	398,046	—	5,413	705,959
(1)	The bonuses paid to Dr. Demopulos and Mr. Jacobsen in 2021 include bonuses with respect to 2020 performance, while the bonuses paid in 2020 include bonuses with respect to both 2018 and 2019 performance, which were determined by the compensation committee in 2020. Mr. Cancelmo received a signing bonus upon joining the company in January 2019 but was not eligible for a bonus with respect to the 2018 performance period.
(2)	Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12, Stock Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.
(3)	All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $17,009, $15,994 and $15,587 in 2021, 2020 and 2019, respectively. Perquisites and personal benefits consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, and business-related information technology expenses. All Other Compensation for Dr. Demopulos, Mr. Jacobsen and Mr. Cancelmo includes life insurance premium payments, parking expenses and 401(k) matching contributions.

2021 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2021.

		All Other Option
		Awards: Number		Exercise or Base	Grant Date Fair
		of Securities		Price of Option	Value of Stock and
		Underlying Options		Awards	Option Awards
Name	Grant Date	(#)(1)		($/Sh)	($)(2)
Gregory A. Demopulos, M.D.	07/02/21	550,000	(3)	14.99	5,670,963
Michael A. Jacobsen	07/02/21	75,000	(3)	14.99	773,313
Peter B. Cancelmo, J.D.	07/02/21	75,000	(3)	14.99	773,313
(1)	These option awards were granted under the 2017 Omnibus Incentive Compensation Plan.
(2)	Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 13, Stock-Based Compensation, to our consolidated financial statements included in our

2022 PROXY STATEMENT / 32

Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.
(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period beginning on April 1, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2021. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)	Option Exercise	Option Expiration
Name	Exercisable		Unexercisable	Price ($)	Date
Gregory A. Demopulos, M.D.	275,000	(1)	—	10.40	10/07/22
	350,000	(2)	—	9.37	09/25/23
	25,000	(3)	—	11.19	10/02/23
	450,000	(4)	—	11.58	10/29/24
	400,000	(5)	—	10.27	02/19/26
	400,000	(6)	—	10.56	12/05/26
	368,027	(7)	—	11.55	02/26/27
	314,078	(8)	35,922	13.58	04/08/28
	301,036	(9)	123,964	13.45	02/08/29
	196,871	(10)	253,129	11.91	02/28/30
	91,667	(11)	458,333	14.99	07/01/31
Michael A. Jacobsen	19,188	(2)	—	9.37	09/25/23
	100,000	(4)	—	11.58	10/29/24
	65,000	(5)	—	10.27	02/19/26
	85,000	(6)	—	10.56	12/05/26
	70,000	(7)	—	11.55	02/26/27
	54,999	(8)	5,001	13.58	04/08/28
	46,040	(9)	18,960	13.45	02/08/29
	30,624	(10)	39,376	11.91	02/28/30
	12,500	(11)	62,500	14.99	07/01/31
Peter B. Cancelmo, J.D.	14,583	(12)	5,417	11.85	01/02/29
	12,499	(13)	7,501	16.63	06/10/29
	21,874	(10)	28,126	11.91	02/28/30
	5,833	(14)	14,167	10.22	10/25/30
	12,500	(11)	62,500	14.99	07/01/31
(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2014.
(5)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.

2022 PROXY STATEMENT / 33

(6)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.
(7)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.
(8)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2018.
(9)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 8, 2019.
(10)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on March 1, 2020.
(11)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2021.
(12)	The shares subject to this option award vest over a four-year period that began on January 1, 2019, with 25% of the total number of shares subject to the option award vesting on January 1, 2020 and the remaining shares vesting on a monthly basis in equal amounts.
(13)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on June 10, 2019.
(14)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on October 26, 2020.

2021 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2021.

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)
Gregory A. Demopulos, M.D.	220,039	2,676,590
Michael A. Jacobsen	30,000	348,515
Peter B. Cancelmo, J.D.	—	—
(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a merger or change in control under certain conditions or pursuant to terms and conditions as may be determined by the compensation committee according to such plans.

EMPLOYMENT AGREEMENT WITH GREGORY A. DEMOPULOS, M.D.

Overview

We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. Effective as of April 1, 2021, Dr. Demopulos’ annual salary was increased to $856,337 from $823,401. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any

2022 PROXY STATEMENT / 34

employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis and have agreed to pay related malpractice insurance and professional fees, which were $11,188 in 2021. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company and our specific drug development programs, as well as establishing relationships with key medical opinion leaders.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement following termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause for Good Reason

Dr. Demopulos’ employment agreement provides that if we terminate his employment without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (a) two years from the date of his termination and (b) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

●	the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus
●	the greater of (1) the average annual bonus paid or payable with respect to the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds, if any, will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

●	his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;
●	dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or
●	his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

2022 PROXY STATEMENT / 35

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

●	any material diminution in his authority, duties or responsibilities;
●	any material diminution in his base salary;
●	we relocate his principal work location to a place that is more than 50 miles from our current location; or
●	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 31, 2021, he would have been entitled to receive an annual base salary of $856,337 and an annual bonus amount of $787,500 (or any greater bonus amount to which he would have been entitled in 2021 as determined by our board of directors in good faith), payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, options to purchase a total of 871,348 shares would automatically vest upon his termination, though the exercise price of these option awards exceeds $6.43 per share, the closing trading price of our common stock on December 31, 2021.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at an estimated cost to us of approximately $20,240.

Termination for Cause, Voluntary Termination, Death, or Disability

If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

2008 EQUITY INCENTIVE PLAN AND 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

Under both the 2008 Equity Incentive Plan (the 2008 Plan) and the 2017 Omnibus Incentive Compensation Plan (the 2017 Plan), if there is no assumption or substitution of outstanding option awards or replacement of such awards with a comparable cash incentive program by the successor corporation in connection with a merger or “change in control” (as separately defined in each plan), the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under awards granted under each of the 2008 Plan and the 2017 Plan, if within 12 months following a change in control an employee, including Dr. Demopulos, Mr. Jacobsen or Mr. Cancelmo, is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 2008 Plan or the 2017 Plan, as applicable, will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below.

The 2008 Plan or the equity award agreements thereunder define key terms relating to the change in control provisions as follows:

●	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

2022 PROXY STATEMENT / 36

●	a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and
●	a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The 2017 Plan defines key terms relating to the merger or change in control provisions as follows:

●	a “change in control” means a sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
●	a termination for “cause” means a termination of the employment or consulting relationship with the company for any of the following reasons: (1) willful misconduct or gross negligence in performance of duties or material violation of company policy; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) willful breach of any of his or her obligations under any written agreement or covenant with us; and
●	a “constructive termination” means the employee’s termination of employment within 120 days of any of the following events: (1) any material diminution in the employee’s authority, duties or responsibilities; (2) any material diminution in base salary; (3) any change of more than 50 miles in the geographic location at which the employee must primarily perform services; and (4) any other action or inaction that constitutes a material breach by the company of an employment agreement with the employee; provided, however, that the employee must first provide the company with written notice specifying the foregoing occurrences within 90 days of such occurrence, and provide the company with an opportunity to cure the condition within 30 days of delivery of such notice.

EQUITY ACCELERATION UPON A CHANGE IN CONTROL

None of Dr. Demopulos, Mr. Jacobsen nor Mr. Cancelmo would have derived value from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 31, 2021 based on the closing trading price of our common stock on December 31, 2021, which was lower than the exercise prices of the applicable stock option awards.

CEO PAY RATIO DISCLOSURE

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. We chose to re-identify the median employee for 2021 using substantially the same methodology as was used to identify the median employee for 2020. To identify and quantify the total compensation of our median employee and our CEO, we took the following steps:

1.    We determined that, as of December 31, 2021, our employee population consisted of 211 individuals (excluding our CEO), all of whom reside in the U.S. This population consisted of our full-time, part-

2022 PROXY STATEMENT / 37

time and temporary employees employed with us as of the determination date and does not include employees transferred to Rayner Surgical as part of the sale of our OMIDRIA franchise.

2.    To identify the “median employee” from our employee population, we used total W-2 compensation consistently applied to all employees included in the calculation. We annualized the compensation for employees who were not employed by us for all of 2021 for purposes of establishing the distribution of employee compensation within our population and identified the employee nearest the median of this distribution who was employed for the full year 2021 as our median employee. We did not use any statistical sampling techniques and did not make any cost of living adjustments in identifying our median employee.

3.    For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2).

Based on this analysis, for 2021 the total compensation of our CEO was $7,415,675, as reported in the Summary Compensation Table above, and the total compensation of our median employee was $182,467. This results in a ratio of annual total CEO compensation to annual total median employee compensation of approximately 40.6 to 1. Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of his or her compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are not necessarily comparable to our CEO pay ratio. Also, as noted above, the dollar amount of stock option awards included in the total compensation for our CEO and our median employee represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718, using assumptions set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Realization of this compensation is dependent upon the price of our common stock at the time the stock options are exercised.

2022 PROXY STATEMENT / 38

TRANSACTIONS WITH RELATED PERSONS

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

The following is a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement. We believe that the terms of such transactions are as favorable as those we could have obtained from parties not related to us.

Technology Transfer Agreements

We are party to technology transfer agreements with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our early PharmacoSurgery® platform and our former Chondroprotective program, for which we have suspended activity. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.

Insurance Policies

In 2021 we purchased group insurance policies (i.e., medical, dental, vision, disability and life) for our employees through Group Solutions Northwest, LLC (Group Solutions), for which we paid policy premiums of approximately $4.5 million in 2021. Group Solutions received commissions from the sale of these policies of approximately $144,000, which comprised less than 10% of its 2021 revenues. The owner and chief executive officer of Group Solutions is Gary Aspiri, the son of Ray Aspiri, a former director. The audit committee evaluated this transaction and ratified and approved its terms, concluding that the premiums we pay, and the commissions that Group Solutions receives, are consistent with terms we could expect to obtain for comparable insurance coverage from an unrelated third party. The board of directors considered this transaction when evaluating Ray Aspiri’s independence under Nasdaq listing standards and applicable SEC rules and concluded that the transaction did not affect his status as an independent director or his ability to serve on the audit committee and compensation committee. Ray Aspiri did not participate in the proceedings of the audit committee or board of directors related to this transaction. He retired from our board of directors in October 2021.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

2022 PROXY STATEMENT / 39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 14, 2022, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 62,730,015 shares of common stock outstanding at April 14, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 14, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

		Number of
		Shares		Percent of Class
	Exercisable	Beneficially		Beneficially
Name and Address of Beneficial Owner	Stock Options(1)	Owned(2)		Owned
5% Security Holders:
BlackRock, Inc. (3)	—	4,050,028		6.5%	%
Ingalls & Snyder, LLC (4)	—	4,464,492		7.1%	%
The Vanguard Group (5)	—	3,357,828		5.4%	%

Executive Officers and Directors:
Gregory A. Demopulos, M.D.	3,392,698	5,419,684	(6)	8.2%
Michael A. Jacobsen	514,602	528,602		*
Peter B. Cancelmo, J.D.	89,997	90,197		*
Thomas F. Bumol, Ph.D.	30,000	30,000		*
Thomas J. Cable	62,500	97,567		*
Peter A. Demopulos, M.D.	67,500	430,398	(7)	*
Arnold C. Hanish	67,500	79,900		*
Leroy E. Hood, M.D., Ph.D.	67,500	141,890		*
Rajiv Shah, M.D.	62,500	62,500		*
Kurt Zumwalt	29,250	30,250		*

All executive officers and directors as a group (10 persons)	4,384,047	6,910,988		10.3%
*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 14, 2022.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)	Derived from amount reported in Amendment No. 7 to Schedule 13G filed with the SEC on February 3, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 3,974,260 shares of common stock and sole dispositive power over 4,050,028 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and the date of this proxy statement.
(4)	Derived from amount reported in Amendment No. 10 to Schedule 13G filed with the SEC on February 4, 2022. Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and the date of this proxy statement.

2022 PROXY STATEMENT / 40

(5)	Derived from amount reported in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2022. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that The Vanguard Group has shared voting power over 113,983 shares, sole dispositive power over 3,199,505 shares and shared dispositive power over 158,323 shares. The Schedule 13G filed by the reporting person provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2021 and the date of this proxy statement.
(6)	Dr. Demopulos has pledged 2,026,986 of his outstanding shares of common stock as collateral for a loan as approved by the board of directors as described in “Hedging and Pledging Policy” above in this proxy statement.
(7)	Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his sister and their mother’s estate. Such shares are pledged as collateral for a line of credit as approved by the board of directors as described in “Hedging and Pledging Policy” above in this proxy statement. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

2022 PROXY STATEMENT / 41

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2022 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2021	2020
Audit Fees	$1,184	$1,054
Audit-Related Fees	—	—
Tax Fees	104	82
All Other Fees	—	—
Total Fees	$1,288	$1,136

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

2022 PROXY STATEMENT / 42

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chair of the audit committee to pre-approve services, in which case the chair communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2021 and 2020, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

AUDIT COMMITTEE REPORT

The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles (GAAP). In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021 were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board (the PCAOB), and the SEC, including the auditor’s independence, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles and the consistency of their application and the clarity and completeness of the audited financial statements. The audit committee also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002, as well as the Company’s critical accounting policies and estimates and the critical audit matters addressed during the audit.

The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the CEO and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE

Arnold C. Hanish, Chair

Thomas J. Cable

Rajiv Shah, M.D.

2022 PROXY STATEMENT / 43

OBTAINING AN ANNUAL REPORT ON FORM 10-K

The 2021 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at https://investor.omeros.com. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2021 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Investor Relations

We will charge you for our copying costs if exhibits to the 2021 Annual Report on Form 10-K are requested.

2022 PROXY STATEMENT / 44

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2022 Annual Meeting. If, however, any other matter should properly come before the 2022 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

May 2, 2022

By Order of the Board of Directors,

Peter B. Cancelmo
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

If you plan to attend the 2022 Annual Meeting, which will be conducted virtually via the Internet, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Please see “Information Concerning Proxy Solicitation, Voting and the Meeting— Attending the 2022 Annual Meeting.” You may vote prior to the 2022 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2022 Annual Meeting, you may still attend and vote at the meeting if you attend virtually via the Internet.

2022 PROXY STATEMENT / 45

OMEROS CORPORATION
201 ELLIOTT AVENUE WEST
SEATTLE, WA 98119

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OMER2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Arnold C. Hanish	☐	☐	☐
1b. Rajiv Shah, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	**Against**	**Abstain**
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

accounting firm for 2022. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign

WEST SEATTLE, WA 98119

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com OMEROS CORPORATION 2022 Annual Meeting of Shareholders June 17, 2022 at 10:00 a.m. Pacific Time This proxy is solicited by the Board of Directors The shareholder hereby appoints Gregory A. Demopulos, M.D. and Peter B. Cancelmo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Omeros Corporation that the shareholder is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders to be held virtually via the Internet at www.virtualshareholdermeeting.com/OMER2022 on June 17, 2022 at 10:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers that the shareholder would possess if present at the 2022 Annual Meeting. The shareholder hereby acknowledges receipt of the Company's Proxy Statement in connection with the 2022 Annual Meeting and hereby revokes any proxy or proxies previously given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations: "FOR" all nominees listed in proposal 1, "FOR" proposal 2, and in the discretion of the proxies on such other matters as may properly come before the meeting, including, among other things, consideration of any motion for adjournment of the meeting. Continued and to be signed on reverse side